UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2018

WestMountain Alternative Energy, Inc.
(Exact name of registrant as specified in its charter)

Colorado	0-53029	26-1315585
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

6035 South Loop East, Houston, TX 77033
(Address of principal executive offices) (zip code)

(832) 649-5658
(Registrant's telephone number, including area code)

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

On June 1, 2018, Vincent Pugliese was appointed to the Board of Directors (the "Board") of WestMountain Alternative Energy, Inc. (the "Company"), effective immediately. Mr. Pugliese is currently the Chief Operating Officer and the interim Chief Financial Officer of the Company. As such, he will not be entitled to director compensation. As previously reported on Schedule 14F-1 filed on May 18, 2018, Scott R. Silverman, Barry M. Edelstein and Scott V. Thomsen have been appointed directors on our Board of Directors with effect from June 1, 2018. Messrs. Pugliese, Silverman, and Thomsen have not been appointed to any committees of the Board at this time; however, the Company expects that they may be appointed to one or more Board committees in the future.  Mr. Edelstein will be appointed as the chair of the audit committee if and when the audit committee is formed. Mr. Silverman is the Chief Executive Officer of the Company and as such, he will not be entitled to director compensation. As Messrs. Edelstein and Thomsen are non-employee directors, they will be entitled to Board compensation of $20,000 per year paid in equal quarterly installments.

There are no family relationships between Messrs. Pugliese, Silverman, Edelstein and Thomsen and any director or other executive officer of the Company, and none of them have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Further, there is no arrangement or understanding between Messrs. Pugliese, Silverman, Edelstein and Thomsen and any other persons or entities pursuant to which they were appointed as a director of the ompany.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WestMountain Alternative Energy, Inc.

Date: June 7, 2018	By:	/s/ Scott R. Silverman
	Name:	Scott R. Silverman
	Title:	Chief Executive Officer